EXHIBIT 21.1

Subsidiaries of Priority Technology Holdings, Inc.:

Priority Technology Holdings, Inc.
Priority Holdings, LLC
Priority Payment Systems Holdings, LLC
Priority Newco, LLC
Pipeline Cynergy Holdings, LLC
Pipeline Cynergy, Inc.
Cynergy Data, LLC
Cynergy Holdings, LLC
Cynergy Prosperity Plus, LLC
Priority Payment Systems, LLC
Fincor Systems, LLC
Priority Payment Express Systems, LLC
Priority Commerical Payments, LLC
Priority Institutional Partner Services, LLC
Priority Integrated Partner Holdings,LLC
Priority Hospitality Technology, LLC
Priority Payright Health Solutions, LLC
Priority Real Estate Technology, LLC
Rosco Alpha Delta, LLC